Exhibit 5.12
Consent of Lynton Gormely
In connection with Novagold Resources Inc.’s registration statement on Form F-10 dated April 16, 2007, under the United States Securities Act of 1933, as amended, and any documents incorporated by reference therein (the “Registration Statement”), I, Lynton Gormely, hereby consent to the use of my name and the use of the “Donlin Creek Project 43-101 Technical Report” dated January 20, 2006, relating to the Donlin Creek project (the “Technical Report”) and to references to the Technical Report, or portions thereof, in, or incorporated by reference into, the Registration Statement. I am responsible for the preparation of section 16 of the Technical Report.
Dated at Vancouver, British Columbia, this 12th day of April 2007.

/s/ Lynton Gormely
Lynton Gormely
AMEC Americas Limited